Exhibit 10.5

[    ], 2013

Cheniere Energy Partners LP Holdings, LLC

700 Milam Street, Suite 800

Houston, Texas 77002

Attention: President

Re:	Management and Administrative Services to be Provided by [ ] (“Cheniere”) to Cheniere Energy Partners LP Holdings, LLC (“Holdings”)

Gentlemen:

Except as otherwise defined herein, all capitalized terms shall have the meaning set out in the First Amended and Restated Limited Liability Company Agreement of Cheniere Energy Partners LP Holdings, LLC dated as of [    ], 2013 (as it may be amended or modified and in effect from time to time, the “LLC Agreement”).

1.	Effective as of [ ], 2013 (the “Effective Date”), Cheniere agrees to provide or cause to be provided to or for the benefit of Holdings and its subsidiaries, all technical, commercial, regulatory, financial, accounting, cash management, treasury, tax and legal staffing and related support and all management and other services, including the services of Holdings’ directors and officers who are also directors or officers of Cheniere, in each case which are necessary or reasonably requested by Holdings in order to conduct its business as contemplated by the LLC Agreement (such support and services, collectively, the “Services”). In connection with the Services, Cheniere shall, as soon as reasonably practicable, provide Holdings with such reports, contracts, agreements, arrangements, documents and other information relating to or in connection with the Services (including, without limitation, any subcontracts, other third party contracts and any agreement or arrangements related thereto) as Holdings may reasonably request from time to time.

2.

In consideration of the Services to be provided by Cheniere to Holdings under paragraph 1 above, Holdings agrees to pay Cheniere: (i) a nonaccountable overhead reimbursement charge (the “Services Fee”) at the rate of $[    ] million per year (payable in quarterly installments of $[    ] per quarter, in arrears), subject to adjustment for inflation as provided below, plus (ii) any and all third-party out-of-pocket costs, expenses or other disbursements incurred by Cheniere in connection with its provision of Services (the “Ancillary Expenses”), including any fees that Cheniere incurs on behalf of Holdings for financial, legal, tax advisory and financial advisory services, and printing costs and other expenses that are incurred in connection with the initial public offering of Holdings or as a result of being a publicly traded entity, such as costs associated with annual, quarterly and other reports to Holdings’ shareholders, tax returns and Form 1099-DIV preparation and distribution, exchange listing fees, printing costs, limited liability company governance and compliance expenses and registrar and transfer agent fees. The Services Fee shall be adjusted annually effective each January 1 (commencing January 1, 2014)

for changes in the United States Consumer Price Index for All Urban Consumers as published from time to time by the Bureau of Labor Statistics of the U.S. Department of Labor (All Urban Consumers, U.S., All Items, 1982 – 1984. Not Seasonally Adjusted. Series I.D. CUUR0000SA0).

3.	Subject to the terms and conditions herein, Cheniere Energy, Inc. (“CEI”) hereby grants to Holdings the right and license to use the Mark solely in connection with Holdings’ business and the services performed therewith throughout the world. As used in this paragraph 3, “Mark” means the service mark and trade names Cheniere, Cheniere Energy Partners and any derivation thereof.

(a)	CEI shall own all rights, title and interest, including all goodwill relating thereto, in and to the Mark, and all service mark rights embodied therein shall at all times be solely vested in CEI. Holdings has no right, title, interest or claim of ownership in the Mark, except for the license granted in this letter agreement. All use of the Mark shall inure to the benefit of CEI. Holdings agrees that it will not attack the title of CEI in and to the Mark.

(b)	Nothing in this paragraph 3 shall be construed as conferring by implication, estoppel, or otherwise upon Holdings (a) any license or other right to the intellectual property of CEI other than the license granted herein to the Mark as set forth expressly herein or (b) any license rights other than those expressly granted herein.

(c)	Holdings acknowledges and agrees that a breach by Holdings of its obligations under this paragraph 3 would cause irreparable harm to CEI and that monetary damages would not be adequate to compensate CEI. Accordingly, Holdings agrees that CEI shall be entitled to immediate equitable relief, including, without limitation, a temporary or permanent injunction, to prevent any threatened, likely or ongoing violation by Holdings, without the necessity of posting bond or other security. CEI’s right to equitable relief shall be in addition to other rights and remedies available to CEI for monetary damages or otherwise.

(d)	Notwithstanding the termination of this letter agreement for any other reason, Holdings’ right to utilize the Mark licensed under this letter agreement shall remain in effect until such time that Holdings’ no longer holds units of Cheniere Energy Partners, L.P. (the “License Termination Date”), at which time the right to utilize the Mark licensed under this letter agreement shall automatically cease and Holdings shall (i) cease all use of the Mark and shall adopt new trademarks, service marks, and trade names that are not confusingly similar to the Mark and (ii) no later than ninety (90) days following the License Termination Date, Holdings shall change its legal name so that there is no longer any reference therein to the name “Cheniere” or “Cheniere Energy Partners” or any variation, derivation or abbreviation thereof, and in connection therewith, Holdings shall make all necessary filings of certificates with the Secretary of State of the State of Delaware to amend its organizational documents by such date.

4.	Except with respect to paragraphs 3 and 7, this letter agreement is solely and exclusively between Cheniere and Holdings, and any obligations created herein shall be the sole obligation of the parties hereto. Neither party shall have any recourse to any parent, partner, subsidiary, joint venture, Affiliate, director or officer of the other party for the performance of such obligations, unless such obligations are assumed in writing by the Person against whom recourse is sought. Holdings will indemnify and hold Cheniere harmless in respect of any losses as a result of breach of this letter agreement by Holdings; provided that the aggregate amount of such losses payable by Holdings under this letter agreement in any calendar year shall be limited to, and shall in no event exceed, the amount paid or payable to Cheniere by Holdings pursuant to paragraph 2 above in such calendar year; provided that the foregoing limitation on liability shall not apply with respect to any gross negligence, willful misconduct, fraud or intentional breach of this letter agreement by Holdings. Cheniere will indemnify and hold Holdings harmless in respect of any losses as a result of breach of this letter agreement by Cheniere; provided that the aggregate amount of such losses payable by Cheniere under this letter agreement in any calendar year shall be limited to, and shall in no event exceed, the amount paid or payable to Cheniere by Holdings pursuant to paragraph 2 above in such calendar year.

5.	Cheniere may in its sole discretion assign this letter agreement and all rights and obligations of Cheniere under this letter agreement to another entity that is wholly owned, directly or indirectly, by CEI (other than Cheniere Energy Partners GP, LLC and Cheniere Energy Partners, L.P. and their respective subsidiaries), such assignment to be effective upon delivery to Holdings by Cheniere and such assignee of a written instrument of assumption and assignment providing for the assumption of this letter agreement and all such rights and obligations by the assignee, and the prospective release of Cheniere with respect thereto, and otherwise reasonably satisfactory to Holdings.

6.	This letter agreement shall have an initial term of one year, commencing on the date hereof, and will automatically renew for additional one-year terms unless notice of nonrenewal is provided by either party at least 90 days prior to the next renewal date; provided, however, that if a Cheniere Separation Event (as defined below) occurs, Holdings may provide written notice to Cheniere to terminate this letter agreement (i) within 60 days after the occurrence of such Cheniere Separation Event, in which case such termination shall be effective 90 days after delivery of such notice to Cheniere or (ii) at any time following 60 days after the occurrence of such Cheniere Separation Event, in which case such termination shall be effective between 90 days and 180 days after delivery of such notice to Cheniere, as specified in such notice. Notwithstanding anything to the contrary in this paragraph 6:

(a)

in the event (i) Cheniere is bankrupt, insolvent, incurs a dissolution, or cessation of its business, (ii) Cheniere ceases to provide all Services required to be performed by it hereunder for ten (10) consecutive days except as required or permitted hereunder, or (iii) Cheniere materially fails to perform its obligations hereunder (including, without limitation, the performing of Services) which continues for thirty (30) days after Cheniere’s receipt of notice of such failure from Holdings which notice shall include Holdings’ recommendation for a cure of such failure, unless Cheniere commences to cure such failure within said thirty (30) days and cures such failure within seventy-five (75) days after its receipt of the aforesaid notice, then Holdings shall have the right, in its sole and absolute discretion, to do any or all of the following: (1) terminate this letter agreement; (2) obtain specific performance of Cheniere’s obligations hereunder; (3) perform (or engage a third party to perform) Cheniere’s obligations hereunder, and (4) pursue any and all other remedies available at law or in equity; and

(b)	in the event (i) Holdings is bankrupt, insolvent, incurs a dissolution, or cessation of its business, (ii) Holdings materially fails to perform its obligations hereunder which continues for thirty (30) days after Holdings’ receipt of notice of such failure from Cheniere, unless Holdings commences to cure such failure within said thirty (30) days and either cures or continues diligently to cure, or (iii) a default by Holdings in its payment obligations to Cheniere, unless Holdings has cured such default within thirty (30) days from receipt of written notice of such default from Cheniere, then Cheniere shall have the right, in its sole and absolute discretion, to do any or all of the following: (1) terminate this letter agreement; and (2) pursue any and all other remedies available at law or in equity.

As used herein, “Cheniere Separation Event” has the meaning set forth in the First Amended and Restated Limited Liability Company Agreement of Cheniere GP Holding Company, LLC, dated as of [    ], 2013, as amended, restated or otherwise modified from time to time.

7.	Upon the occurrence of a Cheniere Separation Event, CEI shall cause all of Holdings’ directors and officers who are also directors or officers of CEI to resign.

8.	Neither party shall be in default in the performance of any of its obligations under this letter agreement or liable to the other party for failing to perform its obligations hereunder (other than the obligation to pay money when due) to the extent prevented by any circumstance or event beyond the reasonable control of such party (“Force Majeure Event”). The affected party shall provide prompt written notice of the Force Majeure Event to the other party and use all reasonable efforts to continue to perform its obligations hereunder.

Following the occurrence of a Force Majeure Event, Cheniere (a) shall take all reasonable measures to mitigate or limit the amount of Ancillary Expenses until the effects of the Force Majeure Event are remedied, (b) shall reduce or eliminate the Services Fee as appropriate to reflect modifications to levels of Service provided, and (c) shall take such actions as are reasonably directed by Holdings after consultation with Cheniere. Holdings shall continue to pay such reduced Services Fee.

9.	This letter agreement shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with and governed by, the laws of the State of Texas excluding its conflicts of laws principles that would apply the laws of another jurisdiction.

(Signature page follows)

If the foregoing memorializes our agreement, please sign in the space provided below and return a fully executed counterpart to the undersigned.

Sincerely,

[ ]

By:
Name:
Title:

Agreed as of the above date:

Cheniere Energy Partners L.P. Holdings, LLC

By:
Name:
Title:

Agreed as of the above date with respect to paragraphs 3 and 7:

Cheniere Energy, Inc.

By:
Name:
Title:

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